Exhibit 99.1

PRESS RELEASE

Merchants Bancorp Declares Quarterly Common and Preferred Dividends

For Release May 16, 2019

CARMEL, Indiana – Merchants Bancorp (“Merchants”) (Nasdaq: MBIN), parent company and registered bank holding company of Merchants Bank of Indiana (“Merchants Bank”), today announced that the Board of Directors declared a quarterly cash dividend for the second quarter of 2019 of $0.07 per share on the Company’s outstanding shares of common stock.

The Board of Directors also declared a quarterly cash dividend for the second quarter of 2019 of $0.4375 per share on the Company’s outstanding shares of 7% Series A preferred stock.

All dividends are payable July 1, 2019, to shareholders of record on June 15, 2019.

ABOUT MERCHANTS BANCORP

Merchants Bancorp is a diversified bank holding company headquartered in Carmel, Indiana operating multiple lines of business with a focus on Federal Housing Administration (“FHA”) multi-family housing and healthcare facility financing and servicing, mortgage warehouse financing, retail and correspondent residential mortgage banking, agricultural lending and traditional community banking.  Merchants Bancorp, with $4.0 billion in assets and $3.1 billion in deposits as of March 31, 2019, conducts its business through its direct and indirect subsidiaries, Merchants Bank of Indiana, Merchants Capital Corp., Farmers-Merchants Bank of Illinois, and Merchants Mortgage, a division of Merchants Bank of Indiana. For more information and financial data, please visit Merchants’ Investor Relations page at investors.merchantsbankofindiana.com.

Media Contact: Rebecca Marsh

Merchants Bancorp

Phone: (317) 805-4356

Email: rmarsh@merchantsbankofindiana.com

Investor Contact: Tami Durle

Merchants Bancorp

Phone: (317) 324-4556

Email: tdurle@merchantsbankofindiana.com